Exhibit 99.1

Centex Corporation 2728 N. Harwood Dallas, Texas 75201-1516 P.O. Box 199000 Dallas, Texas 75219-9000

news release

For additional information, please contact:
Matthew G. Moyer – Vice President, Investor Relations
Eric S. Bruner – Director, Public Relations
214.981.5000

CENTEX REPORTS PRELIMINARY THIRD-QUARTER
OPERATING RESULTS

DALLAS, Jan. 23, 2009 — Centex Corporation (NYSE: CTX) today announced preliminary operating results for its fiscal third quarter ended Dec. 31, 2008:

•	Net sales (orders) for the quarter were 1,080 units, with a backlog of 4,628 units
•	Closings were 3,405 units
•	Non-cash impairments expected in the range of $550 million to $600 million, reflecting current market realities and the outlook for continuing price declines
•	Cash balance expected to increase by $200 million to approximately $1.5 billion

“Abrupt and sweeping changes in the economy caused unprecedented homebuyer hesitancy, which severely impacted sales early in the quarter,” said Timothy R. Eller, chairman and CEO of Centex Corp.  “As housing starts dropped to record lows and unemployment rose, buyers remained firmly on the sidelines early in the quarter. We responded with incentives and adjustments that resulted in better sales volumes in December and into January while successfully protecting our strong backlog.

“Our strategic focus continues to be on restoring profitability, maintaining a strong cash position and improving balance sheet strength,” Mr. Eller said. “We expect to report a cash balance of $1.5 billion for the third fiscal quarter, up $200 million from the second fiscal quarter. We anticipate generating positive cash flow from operations in the current quarter and for fiscal year 2010. Also, we continue to aggressively manage expenditures. We’ve accelerated overhead reductions to prepare the organization for what potentially could become a sustained period of lower sales volumes. We also expect to further reduce land and development spending.”

Based upon these current housing market conditions and the Company’s outlook for a further decline in home prices, Centex expects to record between $550 and $600 million in non-cash impairments for the fiscal third quarter, primarily for land valuation. Centex also announced that it has obtained sufficient lender approvals to amend the terms of its unsecured revolving credit facility and waive a potential event of default. The Company currently has no direct borrowings outstanding under the facility. Under the terms of the proposed amendment, the total commitment is being reduced to $500 million at the Company’s request. The full terms will be filed with the SEC after the closing of the amendment.

— more —

Centex reports preliminary third-quarter operating results/p. 2 of 2

Schedule for financial results, quarterly conference call

Centex will release earnings for the third quarter of fiscal year 2009 on Tuesday, Feb. 3, after the close of trading on the New York Stock Exchange. Centex senior management will host a conference call to discuss the third-quarter financial results at 10 a.m. EST (9 a.m. CST) on Wednesday, Feb. 4. The live webcast may be accessed on the Investor Relations section of the Centex web site at http://ir.centex.com. The accompanying slide presentation will be posted under the “supporting materials” section of the event web page. A replay of this webcast, including the slide presentation and call transcript, will be archived for 12 months on the Investor Relations web page under the “presentations” link.

About Centex

Dallas-based Centex, founded in 1950, is one of the nation’s leading home building companies. Its leading brands include Centex Homes, Fox & Jacobs Homes and CityHomes. In addition to its home building operations, Centex also offers mortgage and title services. Centex has ranked among the top three builders on FORTUNE magazine’s list of “America’s Most Admired Companies” for 10 straight years and is a leader in quality and customer satisfaction.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they relate only to anticipated or expected events, activities, trends or results, which are inherently subject to risks, uncertainties and other factors. Actual results and outcomes may differ materially from what is expressed or forecast in such statements.

Forward-looking statements included in this press release are made as of its date. We do not undertake any obligation to update or revise any forward-looking statement. Important risks and other factors include, but are not limited to: (1) the effects of recent disruptions in the global credit and securities markets, which have adversely impacted the banking and mortgage finance industries, resulting in tightening of credit and reductions in liquidity; (2) recent adverse changes in national and regional economic or business conditions, including employment levels and interest rates; (3) the effects of the current downturn in the homebuilding industry, including potential adverse market conditions that could result in reduced sales and closings and additional inventory or other impairments; (4) customer cancellations and consumer homebuyer sentiment; (5) competition; (6) price changes in raw materials or other components of our houses; (7) the availability of adequate sources of financing to continue to implement our business strategy; and (8) our ability to generate cash from sales of assets and other sources that supplement our existing cash resources. These and other risks and uncertainties are described in greater detail in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, and subsequent Quarterly Reports on Form 10-Q.

###